CONTACT:
Company:	Craig Dionne, Ph.D., CEO GenSpera, Inc. (210) 479-8112
Investors:	Steve Chizzik The Verrazano Group (908) 688-9111
Media:	Deanne Eagle Planet Communications (917) 837-5866

GENSPERA ACQUIRES RIGHTS TO CANCER IMAGING TECHNOLOGY

To Create A New Generation Of Medical Imaging Tools For Oncologists

SAN ANTONIO, Texas, August 3, 2010 – GenSpera, Inc. (OTC.BB: GNSZ) announced that it has  acquired a patent application from the Johns Hopkins University and the University of Copenhagen for technology relating to medical imaging. The technology incorporates derivatives of thapsigargin, the active ingredient in GenSpera’s therapeutics program, coupled with its patented tumor-targeted peptides, to create cancer-specific imaging compounds. When used in conjunction with standard imaging modalities, such as positron emission tomography (PET) or single photon emission computed tomography (SPECT), this technology allows for the detection and monitoring of tumors that have accumulated the imaging compound.

“The acquisition of this intellectual property allows GenSpera to extend its current expertise in thapsigargin chemistry to medical imaging modalities and complements our existing business,” said Dr. Craig Dionne, Chairman and CEO of GenSpera.  “The GenSpera cancer imaging platform has the potential to dramatically improve the ability of oncologists to assess the extent of disease and monitor the ongoing progress of cancer treatments.”

“These thapsigargin derivatives are a natural extension of our work with G-202 and G-115, the lead cancer drugs in GenSpera’s pipeline,” said Dr. Soren Brogger Christensen, Professor of Pharmacognosy at the University of Copenhagen and co-inventor of the technology. “I am delighted that GenSpera has acquired this application as they have the vision, know-how and determination to bring these important potential medical applications to realization.”

About GenSpera:
GenSpera, Inc. is a development stage oncology company focused on therapeutics that deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a potent, plant-derived cytotoxin (thapsigargin) with a pro-drug delivery system that releases the drug only within the tumor.  Unlike standard cancer drugs, thapsigargin kills cells independent of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells. GenSpera’s pro-drug platform is the subject of seven issued patents with four additional patents pending.

In early 2010, GenSpera initiated a Phase I clinical trial targeting solid tumor cancers with its lead drug, G-202, at Johns Hopkins University and the University of Wisconsin.  The Company anticipates completion of Phase I trials in Q2 2011.  Upon successful completion of its Phase I trial, GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.  The company’s second drug, G-115, will directly target prostate cancer.  The Company anticipates filing an application to commence Phase I trials of G-115 in Q3 2011.

GenSpera, Inc. owns and controls all rights to G-202 and G-115 and expects a strategic partnership to maximize the value of the drugs as they progress through future clinical trials.

GenSpera is also developing a cancer imaging platform, derived from thapsigargin, the active ingredient in its therapeutic drugs, coupled with its patented tumor-targeted delivery system.

For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information:
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

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